Exhibit 4.5

EXECUTION COPY

AMENDMENT

TO

SERIES 2004-1 SERIES SUPPLEMENT

The Amendment, dated as of June 13, 2006 (this “Amendment”) to the Third Amended and Restated 2004-1 Series Supplement, dated April 13, 2006 (the “2004-1 Series Supplement”), by and among ARG Funding Corp. (the “Company”) and The Bank of New York, (“Trustee”) in connection with the Company’s Series 2004-1 Notes.

WHEREAS, the Company and Trustee desire to amend the 2004-1 Series Supplement on the terms and conditions set forth herein;

NOW THEREFORE, the Company and Trustee hereby agree as follows:

1.                    Definitions. All capitalized terms used herein and not otherwise defined herein are used herein as defined in the 2004-1 Series Supplement.

2.                    Amendment. The definition of “Series 2004-1 Maximum Non-Eligible Manufacturer Amount” is hereby amended and restated in its entirety to read as follows:

“Series 2004-1 Maximum Non-Eligible Manufacturer Amount” means, as of any day, an amount equal to 2% of the Adjusted Aggregate Asset Amount on such day.

3.                    Reference to and Effect on the 2004-1 Series Supplement; Ratification.

(a)                                  Except as specifically amended above, the 2004-1 Series Supplement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

(b)                                 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the 2004-1 Series Supplement, or constitute a waiver of any provision of any other agreement.

(c)                                  Upon the effectiveness hereof, each reference in the 2004-1 Series Supplement to “this Series Supplement”, “hereto”, “hereunder”, “hereof” or words of like import referring to the 2004-1 Series Supplement, and each reference in any other Related Document to “the Series 2004-1 Supplement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the 2004-1 Series Supplement, shall mean and be a reference to the 2004-1 Series Supplement as amended hereby.

4.                    Miscellaneous.

(a)                                  This Amendment may be executed in any number of counterparts (which may include facsimile) and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(b)                                 Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)                                  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to otherwise applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ARG FUNDING CORP.

By:	/s/ Jill A. Gordon
Name: Jill A. Gordon
Title: Vice President

THE BANK OF NEW YORK

By:	/s/ JOHN BOBKO
Name: JOHN BOBKO
Title: VICE PRESIDENT